WARRANT AGREEMENT

GETAROUND, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated May 4, 2023

THIS WARRANT AGREEMENT (this “Agreement”), dated May 4, 2023, is by and between Getaround, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company previously entered into that certain Convertible Note Subscription Agreement, dated as of May 11, 2022 (as amended, the “Convertible Note Subscription Agreement”), by and among the Company and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Subscriber”), pursuant to which the Subscriber subscribed for and purchased, and the Company issued and sold (such subscription and issuance, the “Subscription”), $175.0 million aggregate principal amount of the Company’s 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (the “Convertible Notes”);

WHEREAS, in partial consideration for the Subscriber’s agreement to the Subscription, the Company agreed, pursuant to the Convertible Note Subscription Agreement, to issue, within 100 trading days following December 8, 2022 (the closing date (the “Closing Date”) of the Company’s initial business combination), a number of warrants (the “Note Warrants” and, such Note Warrants, the “Commitment Fee”) in substantially the same form as the Public Warrants (as defined in the warrant agreement, dated as of March 4, 2021 (the “Public Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company), each representing the right to purchase one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price of $11.50 per share, subject to adjustment as described herein, that are exercisable for shares of Common Stock having an aggregate value equal to $3,500,000, based upon a value of $1.25 per Note Warrant (the “Note Warrant Value”); provided that the Note Warrant Value shall be adjusted upward or downward to reflect the volume weighted average trading price (“VWAP”) reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of Common Stock) of the equivalent publicly traded warrants of the Company during the 90 trading days following the Closing Date, subject to a maximum upward or downward adjustment of $0.75 per Note Warrant;

WHEREAS, because the VWAP reported by Bloomberg LP of the equivalent publicly traded warrants of the Company during the 90 trading days following the Closing Date was less than the Note Warrant Value, after giving effect to the maximum downward adjustment of $0.75 per Note Warrant in accordance with the Convertible Note Subscription Agreement, the Company hereby issues to the holders of the Convertible Notes an aggregate of 7,000,000 Note Warrants, based on an as-adjusted Note Warrant Value of $0.50 per Note Warrant, in full satisfaction of the Commitment Fee;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Note Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Note Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Note Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Note Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Note Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.
Warrants.
2.1
Form of Warrant. Each Note Warrant shall initially be issued in registered, book-entry form only (the “Book-Entry Warrants”) and bear the legend set forth in Exhibit B hereto.
2.2
Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Note Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3
Registration.
2.3.1
Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Note Warrants. Upon the initial issuance of the Note Warrants, the Warrant Agent shall issue and register the Note Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Physical certificates, if issued, shall be in the form annexed hereto as Exhibit A and signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company (such certificates in physical form evidencing Note Warrants, “Definitive Warrant Certificates”). In the event the person whose facsimile signature has been placed upon any Note Warrant shall have ceased to serve in the capacity in which such person signed the Note Warrant before such Note Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2
Registered Holder. Prior to due presentment for registration of transfer of any Note Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Note Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Note Warrant and of each Note Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
3.
Terms and Exercise of Warrants.
3.1
Warrant Price. Each Note Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Note Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which shares of Common Stock may be purchased at the time a Note Warrant is exercised. If, pursuant to the Public Warrant Agreement, the Company lowers the Warrant Price (as defined in the Public Warrant Agreement) of the Public Warrants at any time prior to the Expiration Date (as defined in the Public Warrant Agreement) for the Public Warrants for a period of not less than fifteen Business Days (unless otherwise required by the Securities and Exchange Commission (the “Commission”), any national securities exchange on which the Public Warrants are then listed or applicable law), then the Warrant Price of each of the Note Warrants will be automatically and concurrently, with no further action on the part of any Registered Holder or the Warrant Agent, reduced to a price per share equal to such reduced Warrant Price of the Public Warrants; provided that the Company shall provide at least five days’ prior written notice of such reduction to Registered Holders of the Note Warrants.
3.2
Duration of Warrants. A Note Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date hereof and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time, on December 8, 2027 (the date that is five (5) years after the Closing Date), and (y) 5:00 p.m., New York City time, on the Redemption Date (as defined below) as provided in Section 6.2 hereof; provided, however, that the exercise of any Note Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Note Warrant not exercised on or before the Redemption Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Redemption Date. If, pursuant to the Public Warrant Agreement, the Company extends the duration of the Public Warrants by delaying the Redemption Date (as defined in the Public Warrant Agreement) of the Public Warrants, then the duration of each of the Note Warrants will be automatically and concurrently, with no further action on the part of any Registered Holder or the Warrant Agent, extended by delaying the Redemption Date of the Note Warrants to such delayed Redemption Date for the Public Warrants; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Note Warrants.
3.3
Exercise of Warrants.
3.3.1
Payment. Subject to the provisions of the Note Warrant and this Agreement, a Note Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) in the case of a Definitive Warrant Certificate, the Definitive Warrant Certificate evidencing the Note Warrant to be exercised; (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of the Note Warrant, properly completed and executed by the Registered Holder (x) in the case of a Definitive Warrant Certificate, on the reverse of the Definitive Warrant Certificate, or (y) in the case of a Book-Entry Warrant, substantially in the form included in Exhibit A annexed hereto; and (iii) the payment in full of the Warrant Price for each share of Common Stock as to which the Note Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Note Warrant, the exchange of the Note Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a)
in lawful money of the United States, in good certified check, good bank draft payable to the order of the Warrant Agent or wire transfer;
(b)
in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Note Warrants to exercise such Note Warrants on a “cashless basis,” by surrendering the Note Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Note Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(b), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last reported sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Note Warrants pursuant to Section 6 hereof; or
(c)
as provided in Section 7.4 hereof.
3.3.2
Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any Note Warrant and the clearance of the funds in payment of the Warrant Price (if payment is made pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Note Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which the Registered Holder is entitled, registered in such name or names as may be directed by the Registered Holder, and if such Note Warrant shall not have been exercised in full, a new Book-Entry Warrant or Definitive Warrant Certificate, as applicable, for the number of shares of Common Stock as to which such Note Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Note Warrant and shall have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Note Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations under Section 7.4 or the availability of a valid exemption from registration. No Note Warrant shall be exercisable for cash and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Note Warrant unless the shares of Common Stock issuable upon such exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Note Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Note Warrant, the holder of such Note Warrant shall not be entitled to exercise such Note Warrant for cash and such Note Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of a Note Warrant. Subject to Section 4.6 of this Agreement, a Registered Holder of Note Warrants may exercise its Note Warrants only for a whole number of shares of Common Stock. The Company may require holders of Note Warrants to settle the Note Warrants on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Note Warrants on a “cashless basis,” the holder of any Note Warrant would be entitled, upon the exercise of such Note Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3
Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Note Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4
Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Note Warrant, or book-entry position representing such Note Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a Definitive Warrant Certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5
Maximum Percentage. A holder of a Note Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Note Warrant shall be subject to this subsection 3.3.5 unless such holder makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Note Warrant, and such holder shall not have the right to exercise such Note Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates or any other person subject to aggregation with such person for purposes of the “beneficial ownership” test under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part), to the Warrant Agent’s actual knowledge, would beneficially own (within the meaning of Section 13 of the Exchange Act) (or to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder would result in a higher ownership percentage, such higher percentage would be) in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates or any such other person or group shall include the number of shares of Common Stock issuable upon exercise of the Note Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Note Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes, including the Convertible Notes, or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Note Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent for the Common Stock (in such capacity, the “Transfer Agent”), setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of a Note Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Note Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments.

4.1
Stock Dividends.
4.1.1
Split-Ups. If after the date hereof, the number of issued and outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Note Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock.
4.1.2
Extraordinary Dividends. If the Company, at any time while the Note Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other securities into which the Note Warrants are convertible), other than (a) as described in subsection 4.1.1 above and (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” mean any cash dividends or cash distributions which, when combined on a per share basis, with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Note Warrant), but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.
4.2
Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Note Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.
4.3
Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Note Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Note Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Note Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Note Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Note Warrants would have received if such holder had exercised his, her or its Note Warrant(s) immediately prior to such event.
4.5
Notices of Adjustments. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Note Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Note Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Note Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6
No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Note Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Note Warrant would be entitled, upon the exercise of such Note Warrant, to receive a fractional interest in a share of Common Stock, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7
Form of Warrant. The form of Note Warrant need not be changed because of any adjustment pursuant to this Section 4, and Note Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Note Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Note Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Note Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Note Warrant or otherwise, may be in the form as so changed.
4.8
Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Note Warrants in order to (i) avoid an adverse impact on the Note Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Note Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Note Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants.
5.1
Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Note Warrant upon the Warrant Register, upon surrender of such Note Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Note Warrant representing an equal aggregate number of Note Warrants shall be issued and the old Note Warrant shall be cancelled by the Warrant Agent.

In the case of Definitive Warrant Certificates, the Note Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants. Note Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Note Warrants as requested by the Registered Holder of the Note Warrants so surrendered, representing an equal aggregate number of Note Warrants; provided, however, that in the event that a Note Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Note Warrant and issue new Note Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Note Warrants must also bear a restrictive legend.
5.3
No Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Definitive Warrant Certificate or Book-Entry Warrant for a fraction of a Note Warrant.
5.4
Service Charges. No service charge shall be made for any exchange or registration of transfer of Note Warrants.
5.5
Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Note Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Note Warrants duly executed on behalf of the Company for such purpose.
6.
Redemption.
6.1
Redemption of Warrants for Cash. Not less than all of the outstanding Note Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Note Warrants, as described in Section 6.2 below, at a Redemption Price (as defined in Section 6.2 below) of $0.01 per Note Warrant, provided that (a) the Reference Value (as defined in Section 6.2 below) equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Note Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).
6.2
Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Note Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Note Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Note Warrant at which any Note Warrants are redeemed pursuant to Sections 6.1 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.
6.3
Exercise After Notice of Redemption. The Note Warrants may be exercised for cash (or on a “cashless basis” in accordance with subsection 3.3.1 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Note Warrants to exercise their Note Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Note Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Note Warrants shall have no further rights except to receive, upon surrender of the Note Warrants, the Redemption Price.
7.
Other Provisions Relating to Rights of Holders of Warrants.
7.1
No Rights as Stockholder. A Note Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants. If any Note Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Note Warrant, include the surrender thereof), issue a new Note Warrant of like denomination, tenor, and date as the Note Warrant so lost, stolen, mutilated, or destroyed. Any such new Note Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Note Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Note Warrants issued pursuant to this Agreement.
7.4
Registration of Common Stock; Cashless Exercise at Company’s Option.
7.4.1
Registration of Common Stock. The Company acknowledges the registration rights granted to the Subscriber pursuant to Section 5 of the Convertible Note Subscription Agreement in respect of the shares of Common Stock underlying the Note Warrants. Without limiting any rights or benefits provided to the Subscriber under the Convertible Note Subscription Agreement, holders of the Note Warrants shall have the right, during any period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Note Warrants, to exercise such Note Warrants on a “cashless basis,” by exchanging the Note Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Note Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Note Warrants. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with any such “cashless exercise” of a Note Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Note Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 (or any successor rule) under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Note Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first two sentences of this subsection 7.4.1.
7.4.2
Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Note Warrant not listed on a national securities exchange such that the Common Stock satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Note Warrants who exercise Note Warrants to exercise such Note Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, and subject to the registration rights granted to the Subscriber pursuant to Section 5 of the Convertible Note Subscription Agreement, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Note Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Common Stock issuable upon exercise of the Note Warrants under applicable blue sky laws to the extent an exemption is not available.
8.
Concerning the Warrant Agent and Other Matters.
8.1
Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Note Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Note Warrants or such shares of Common Stock.
8.2
Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1
Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Note Warrant (who shall, with such notice, submit his, her or its Note Warrant for inspection by the Company), then the holder of any Note Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2
Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent.
8.3.1
Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2
Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent.
8.4.1
Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2
Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.
8.4.3
Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Note Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Note Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Note Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5
Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to the Note Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Note Warrants.
9.
Miscellaneous Provisions.
9.1
Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Note Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Getaround, Inc.

55 Green Street

San Francisco, California 94111

Attention: General Counsel

with a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attn: Bill Hughes

Email: whughes@orrick.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Note Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

9.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Note Warrants shall be governed in all respects by the laws of the State of New York. The Company and the Warrant Agent each hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company and the Warrant Agent each hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the

Note Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Note Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holder.
9.4
Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Note Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Note Warrants.
9.5
Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Note Warrant. The Warrant Agent may require any such holder to submit such holder’s Note Warrant for inspection by the Warrant Agent.
9.6
Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transaction Act, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
9.7
Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8
Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Note Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
9.9
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this

Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GETAROUND, INC.

By: /s/ Tom Alderman
Name: Tom Alderman
Title: CFO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By: /s/ Margaret Villani
Name: Margaret Villani
Title: Vice President

[Signature Page to Warrant Agreement (Note Warrants)]

EXHIBIT A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

GETAROUND, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [ ]

Warrant Certificate

This Warrant Certificate certifies that [ ], or its registered assigns, is the registered holder of [ ] warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of common stock, $0.0001 par value (“Common Stock”), of Getaround, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement.

Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

GETAROUND, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [ ] shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [ ], 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [ ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Getaround, Inc. (the “Company”) in the amount of $[ ] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [ ], whose address is [ ] and that such shares of Common Stock be delivered to [ ] whose address is [ ]. If said [ ] number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [ ], whose address is [ ] and that such Warrant Certificate be delivered to [ ], whose address is [ ].

In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, on a “cashless basis” (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [ ], whose address is [ ] and that such Warrant Certificate be delivered to [ ], whose address is [ ].

[Signature Page Follows]

Date: [ ], 20[ ]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

B-1